EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT
                          CODORUS VALLEY BANCORP, INC.

1. PEOPLESBANK, A Codorus Valley Company - 100% owned
   1 Manchester Street, P.O. Box 67
   Glen Rock, Pennsylvania 17327


2. SYC Realty Company Inc. - 100% owned
   1 Manchester Street, P.O. Box 67
   Glen Rock, Pennsylvania 17327